Exhibit 99.1
SUMMARY FINANCIAL
STATEMENTS
FOR THE YEAR ENDED
March 31, 2008

SECTION 1 SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY
The Summary Financial Statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.
The Government is responsible for the integrity and objectivity of the Summary Financial Statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the Summary Financial Statements.
The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.
The Auditor General expresses an independent opinion on these financial statements. Her report, stating the scope of her audit and opinion, appears on the following page.
These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.
On behalf of the Government of the Province of Manitoba.
Original signed by

Betty-Anne Pratt , CA
Provincial Comptroller
September 17, 2008

AUDITOR’S REPORT
On the Summary Financial Statements for the Government Reporting Entity
Province of Manitoba
To the Legislative Assembly of the Province of Manitoba
I have audited the summary statement of financial position of the Province of Manitoba as at March 31, 2008 and the summary statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended. These financial statements are the responsibility of the Government of Manitoba. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In my opinion, these Summary Financial Statements for the Government Reporting Entity present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2008 and the results of its operations and its cash flow for the year then ended, in accordance with Canadian generally accepted accounting principles.

Winnipeg, Manitoba	Carol Bellringer, FCA, MBA
September 17, 2008	Auditor General
500 - 330 Portage Avenue Winnipeg, Manitoba R3C OC4 office: (204) 945-3790 fax: (204) 945-2169
www.oag.mb.ca

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As at March 31, 2008
SCHEDULE

		($ millions)
		2008	2007
	FINANCIAL ASSETS

	Cash and cash equivalents (Note 2)	1,994	2,458
	Temporary investments (Note 2)	569	246
1	Amounts receivable	1,170	1,103
	Inventories for resale	10	11
	Portfolio investments (Note 3)	3,470	2,504
2	Loans and advances	565	574
3	Equity in government business enterprises (Note 4)	2,698	1,933
4	Other long-term investments	7	7

	Total Financial Assets	10,483	8,836

	LIABILITIES

5	Borrowings	13,437	12,378
6	Accounts payable, accrued charges, provisions and unearned revenue	2,783	2,733
7	Pension liability (Note 5)	4,451	4,190

	Total Liabilities	20,671	19,301

	NET DEBT	(10,188)	(10,465)

	NON-FINANCIAL ASSETS (Note 1D.vi)
	Inventories	36	31
	Prepaid expense	36	31
8	Tangible capital assets	5,923	5,299

		5,995	5,361

	ACCUMULATED DEFICIT	(4,193)	(5,104)

	Contingencies (Note 6)
	Contractual Obligations (Note 7)
The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE
For the Year Ended March 31, 2008

	($ millions)
	2008	2008	2007
	Budget	Actual	Actual
REVENUE
Income taxes:
Corporation income tax	279	367	311
Individual income tax	2,159	2,285	2,130
Other taxes
Retail sales tax	1,326	1,391	1,277
Fuel taxes	232	248	241
Levy for health and education	329	341	318
Mining tax	107	100	96
Education property tax	697	646	643
Other taxes	558	562	554
Fees and other revenue	1,215	1,619	1,493
Federal transfers:
Equalization	1,826	1,826	1,709
Canada Health and Canada Social Transfers	1,341	1,210	1,198
Shared cost and other	520	561	413
Net income from government business enterprises (Schedule 3)	686	946	627
Sinking funds and other investment earnings	534	335	375

TOTAL REVENUE (Schedules 10 and 11)	11,809	12,437	11,385

EXPENSES
Health and Healthy Living	4,091	4,224	3,956
Education	3,104	3,218	2,948
Family Services and Housing	1,251	1,224	1,142
Community, Economic and Resource Development	1,385	1,406	1,280
Justice and Other Expenditures	943	974	829
Debt Servicing (Note 8)	860	815	745

TOTAL EXPENSES (Schedules 10 and 11)	11,634	11,861	10,900

NET INCOME FOR THE YEAR	175	576	485

The accompanying notes and supplementary schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT
For the Year Ended March 31, 2008

	($ millions)
	2008	2008	2007
	Budget	Actual	Actual
Opening accumulated deficit, as previously reported	(5,842)	(5,842)	(6,328)

Restatements (Note 9)
Inclusion of Public School Divisions	—	753	708
Plan Amendment to Teachers’ Retirement Allowances Fund	—	(31)	(31)
Correction on presentation of unearned revenue	—	58	47
Recognition of income tax credits	—	(34)	(34)
Other	—	(8)	(7)

Opening accumulated deficit, as restated	(5,842)	(5,104)	(5,645)

Adoption of Accounting policy on Financial Instruments (Note 9D)	—	(23)	—

Other Comprehensive Income (Schedule 3)	68	358	56

Net Income for the year	175	576	485

Closing accumulated deficit, as restated	(5,599)	(4,193)	(5,104)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT
For the Year Ended March 31, 2008

	($ millions)
	2008	2008	2007
	Budget	Actual	Actual
Net Income for the year	175	576	485

Tangible Capital Assets
Acquisition of tangible capital assets	(663)	(1,022)	(771)
Amortization of tangible capital assets	—	358	342
Disposal of tangible capital assets	—	40	6

Net Acquisition of Tangible Capital Assets	(663)	(624)	(423)

Other Non-Financial Assets
Increase in inventory held for use	—	(5)	1
Increase in prepaid expense	—	(5)	(5)

Net Acquisition of Other non-Financial Assets	—	(10)	(4)

Adoption of Accounting policy on Financial Instruments (Note 9D)	—	(23)	—
Other Comprehensive Income (Schedule 3)	68	358	56

(Increase) Decrease in Net Debt	(420)	277	114

Net Debt, beginning of year, as restated	(10,403)	(10,465)	(10,579)

Net Debt, end of year	(10,823)	(10,188)	(10,465)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF CASH FLOW
For the Year Ended March 31, 2008

	($ millions)
	2008	2007
Cash and cash equivalents provided by (used in)
Operating Activities
Net Income for the year	576	485
Changes in non-cash items:
Temporary investments	(323)	98
Amounts receivable	(61)	(55)
Valuation allowance	(2)	(2)
Inventories	(4)	—
Prepaids	(5)	(5)
Accounts payable, accrued charges, provisions and deferrals	50	204
Pension liability	261	192
Amortization of foreign currency fluctuation	6	6
Amortization of debt discount	(6)	6
Amortization of investment discounts and premiums	2	1
Loss (gain) on disposal of tangible capital assets	40	6
Amortization of tangible capital assets	358	342

	892	1,278
Adoption of Accounting policy on Financial Instruments	(23)	—
Other Comprehensive Income	358	56
Changes in equity in government business enterprises	(765)	(193)

Cash provided by operating activities	462	1,141

Capital Activities
Acquisition of tangible capital assets	(1,022)	(771)

Cash used in capital activities	(1,022)	(771)

Investing Activities
Investments purchased	(2,346)	(1,171)
Investments sold or matured	602	1,650

Cash provided by investing activities	(1,744)	479

Financing Activities
Debt issued	3,661	2,641
Debt redeemed	(1,821)	(2,290)

Cash provided by financing activities	1,840	351

Increase in cash and cash equivalents	(464)	1,200
Cash and cash equivalents, beginning of year	2,458	1,258

Cash and cash equivalents, end of year	1,994	2,458

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
NOTES TO THE SUMMARY FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2008
1.	SIGNIFICANT ACCOUNTING POLICIES
A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for senior governments as recommended by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA).

B.	The Government Reporting Entity

Various funds, Crown organizations (Crowns) and government business enterprises (GBEs) comprising the Government Reporting Entity (GRE) are listed in Schedule 9.

To be considered a part of the GRE, an organization must be controlled by the Government. Control, as defined by the CICA Public Sector Accounting Board, is the power to govern the financial and operating policies of another organization with the expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

Crowns are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax and the levy for health and education. Where the fiscal year-end dates of Crowns are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government in GBEs is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31 where their fiscal year end is not the same as that of the GRE, except when transactions which would significantly affect the summary financial statements occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated.Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3.

D.	Basis of Specific Accounting Policies
(i)	Gross Accounting Concept

Revenues and expenses are recorded in gross amounts with the following exceptions:
(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances previously provided are treated as reductions to expense.

(3)	Recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
(ii)	Revenues

(1) Government transfers

Transfer payments from the Government of Canada include all accruals determined before June 15 each year for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2) Individual and corporation income tax

The Government’s share of individual and corporation income tax is recorded based upon cash receipts to March 31 plus an accrual of adjustments determined before June 15 each year.

(3) Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1) Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs which are quantifiable and have been identified as obligations.

(2) Government transfers

Government transfers are recognized as expenses in the period during which the transaction is authorized and any eligibility criteria are met and that can be reasonably estimated.

(iv)	Financial Assets

(1) Loans, advances and long-term investments

Loans, advances and long-term investments are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful or when the value of the investment is impaired.Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the related debt issue.

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in foreign currency are translated at the exchange rate in effect on the transaction date.

(2) Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
(v)	Liabilities

(1) Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31 adjusted for any forward foreign exchange contract entered for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments reflecting the foreign currency fluctuation from the value at the issue date are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call and these gains and losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

(2) Pension liability

The amount of the accrued benefit obligation is based on actuarial calculations. When actual experience varies from actuarial estimates, the adjustments needed are amortized over the expected average remaining service life of the employee groups.

(3) Other future employee benefit obligations

The amount of the liabilities for severance, Long Term Disability Income Plan liability and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise.

(4) Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.

(5) Environmental liabilities

Effective for the 2005/06 fiscal year, the Government adopted an accounting policy regarding the recognition and measurement of environmental liabilities. An environmental liability for contaminated sites is recorded when contamination is identified, and when the Government is obligated, or likely to become obligated, to incur remediation costs due to reasons of public health and safety, contractual arrangements, or compliance with environmental standards which are set out in any act or regulation (federal, provincial, municipal) recognized by the Government. The liability is based upon remediation costs determined on a site-by-site basis, measured as incremental direct costs, reduced by estimated recoveries from third parties, and discounted where possible to reflect the time value of money.

For past liabilities arising from contaminations or obligating events on or before March 31, 2005, there is a transition period (April 1, 2006 to March 31, 2009) to identify and record such liabilities. These liabilities will be recorded as an increase to the accumulated deficit until March 31, 2009. Subsequent to that, any past liability not previously recorded or sufficiently provided for will be

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
recorded as an expense.

For liabilities arising from contaminations or obligating events after March 31, 2005, the amounts are recorded as an expense when identified.

(vi)	Non-financial Assets

(1) Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2) Inventories

Inventories held for sale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3) Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4) Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying cost associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million.

A tangible capital asset received as a donation is recorded at its fair market value with the same amount being shown as deferred revenue which is amortized to revenue on the same basis as the asset is amortized.

Where the acquisition cost of a tangible capital asset is shared with other governments under a shared cost agreement, such contributions are recorded as revenue.

Certain assets which have historical or cultural value including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made.

Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in Government financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and Leasehold Improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and Equipment
Vehicles	5 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	4 to 15 years

Infrastructure Assets:
Land	Indefinite
Land Improvements	30 years
Transportation
Bridges and Structures	40 years
Provincial Highways, Roads and Airstrips	10 to 40 years
Dams and Water Management Structures	40 years
One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.
E.	Measurement Uncertainty
Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable possible amount, as there is whenever estimates are used.
Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accruals for pension obligations, accruals for environmental obligations, allowances for doubtful loans and advances and provision for losses on guarantees.
The nature of the uncertainty related to the accrual of health and social transfer payments from the Federal Government and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. The uncertainty related to the accrual of environmental obligations is based upon the identification of all sites where environmental damages have occurred that are the Government’s responsibility to mitigate and the quantification of what the actual liability will be based upon impact studies. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectibility and changes in economic conditions.
While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
2.	CASH, CASH EQUIVALENTS AND TEMPORARY INVESTMENTS

	($ millions)
	2008	2007
Cash and cash equivalents	1,428	1,660
Uninvested portion of sinking funds held in cash and cash equivalents	475	798
Uninvested portion of pension assets held in cash and cash equivalents	91	—

	1,994	2,458

Temporary investments	569	246

Cash and cash equivalents include cash and short term investments that can be converted to cash. Cash and cash equivalents are recorded at cost, which approximates market value. All cash equivalents have terms to maturity of less than 90 days. Investment revenue earned on cash equivalents during the year was $76 million (2007 — $69 million).
Temporary investments are recorded at the lower of cost and market value. Market value is determined using quoted market prices. Temporary investments consist of investments with financial institutions, primarily Government bonds. All of the securities had terms to maturity of less than one year. Investment revenue earned on the temporary investment funds during the year was $20 million (2007 — $17 million).
3.	PORTFOLIO INVESTMENTS

	($ millions)
	2008	2007
Pension assets	2,151	699
Sinking funds	1,243	1,718
Other investments	76	87

	3,470	2,504

Portfolio investments are recorded at the lower of cost and net realizable value with the exception of amounts invested with the Civil Service Superannuation Fund and the Teachers’ Retirement Allowances Fund, which are recognized at fair value. As at March 31, 2008, the market value of portfolio investments was $3,534 million (2007 — $2,537 million). Portfolio investments earned $171 million during the year (2007 — $268 million).
A.	Pension Assets
Pension assets are primarily represented by investments in the Civil Service Superannuation Fund and the Teachers’ Retirement Allowances Fund. These pooled investments are set aside for the future retirement of the pension liability. These investments earn the respective Fund’s annual rate of return and reflect both the realized gains or losses on sale of investments and unrealized market gain or loss for the year. Investment income earned for the year was $3 million (2007 — $67 million). The following represent the Government’s proportionate share of the pooled investments:

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08

	($ millions)
	2008	2007
Equity investments	1,070	364
Bonds	546	90
Real Estate investments	248	73
Mortgages and debentures	154	31
Fixed–Income Securities	118	127
Petroleum and natural gas	13	12
Venture capital	2	2

Pension assets held in portfolio investments	2,151	699

An additional $91 million (2007 – nil) in pension assets was held in cash and cash equivalents pending transfer to the Pension Plans.
B.	Sinking Funds
Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2008		2007
	Book	Fair	Book	Fair
	Value	Value	Value	Value
Government of Canada, direct and guaranteed	276	282	511	514
Provincial, direct and guaranteed	563	599	770	782
Municipal	200	213	217	229
Corporate	204	213	220	226

	1,243	1,307	1,718	1,751

Sinking funds are recorded at the lower of cost and market value. Investment revenue earned on the sinking funds during the year was $166 million (2007 — $196 million).
The Manitoba Hydro-Electric Board (Hydro) is required by The Manitoba Hydro Act to provide, prior to its fiscal year end in each year, amounts for sinking funds which are not less than the sum of (i) 1% of the principal amount of Hydro’s outstanding debt on the preceding March 31 and, (ii) 4% of the balance of cash and book value of securities in the sinking fund at such date. Interest earned on money and securities in the sinking fund is paid to Hydro (Schedule 3).
The sinking funds are allocated as follows:

	($ millions)
	2008	2007
Core Government	1,706	2,504
Crown Organizations	12	12

Total sinking funds	1,718	2,516
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(475)	(798)

Total sinking funds held in portfolio investments	1,243	1,718

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES
The GBEs that are included in the summary financial statements are listed in Schedule 9 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee.

Insurance	An enterprise which provides insurance coverage services to the public for a fee.

Finance	Enterprises which provide regulatory control and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public.

Resource Development	Enterprises charged with the development of various industries and/or the delivery of various goods and services which will assist the provincial economy.
Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2008	2007
Restricted Equity in Government Business Enterprises:
Manitoba Hydro-Electric Board	2,127	1,407
Manitoba Public Insurance Corporation	298	264
Workers Compensation Board	258	247

	2,683	1,918

Unrestricted Equity in Government Business Enterprises:
Manitoba Lotteries Corporation	5	5
Manitoba Product Stewardship Corporation	2	2
Manitoba Public Insurance Corporation	8	8

	15	15

Equity in Government Business Enterprises	2,698	1,933

The operating results and financial position of each GBE category are reported in Schedule 3.
5.	PENSION PLANS
The Government supports various separate pension plans. The three main plans are the Civil Service Plan, Teachers’ Plan and Healthcare Employees Pension Plan. Post-Secondary plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public School plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division. Other plans include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.
As at March 31, 2008, the Government’s pension liability was $4,451 million (2007 — $4,190 million). An analysis of this pension liability is provided in Schedule 7.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
The Government is required, under the amended provisions of The Balanced Budget, Debt Repayment and Taxpayer Accountability Act, to set aside funds beginning in 2000/01, to address the Government’s unfunded pension liability. The minimum annual contribution must be sufficient to equal the contributions made by employees and teachers hired on or after April 1, 2000. While the minimum contribution for the year ended March 31, 2008 was $31 million (2007 — $26 million), the Government set aside $85 million (2007 — $85 million) in pension assets. To further increase the funding of the pension liability, the Government also allocated $1,502 million to pension assets during the year.
The majority of these funds is separately invested and maintained in trust accounts with Civil Service Superannuation Fund (CSSF) and Teachers’ Retirement Allowances Fund (TRAF) for the Government and is increased by the rate of return of the funds. Portfolio investments held in CSSF and TRAF amount to $2,151 million at March 31, 2008 (2007 — $699 million) as reported under Note 3A, and these investments are not included in Schedule 7. The balance of the pension assets of $91 million (2007 – nil) is held in cash and cash equivalents pending transfer to CSSF and TRAF. These pension assets represent funds that the Government has set aside for the future retirement of its pension liability. As at March 31, 2008, these pension assets represent 50% (2007-17%) of the pension liability.
A.	Civil Service Plan
The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).
The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.
The CSSA requires that employees contribute 6.0% of pensionable earnings up to the CPP maximum earnings, and 7.0% of pensionable earnings above the maximum. 89.8% of contributions are used to fund basic benefits and 10.2% of contributions are allocated for indexing benefits.
Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.
B.	Teachers’ Plan
The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.
The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best 5 of the final 12 years of service (best 7 prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.
The TPA requires that teachers contribute 6.8% of pensionable earnings up to the CPP maximum earnings, and 8.4% of pensionable earnings above the maximum. 83.4% of contributions are used to fund basic benefits and 16.6% of contributions are allocated for indexing benefits.
Indexing benefits are not guaranteed and are paid only to the extent that one half of the pension adjustment does not result in an unfunded pension liability in the Pension Adjustment Account within the Teachers’ Retirement Allowances Fund (TRAF).
C.	Healthcare Employees Pension Plan — Manitoba
The Healthcare Employees Pension Plan — Manitoba (HEPP) was established in 1997 to meet the retirement needs of Manitoba’s healthcare employees and their beneficiaries. Benefits accrued from January 1, 1997

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PUBLIC ACCOUNTS 2007/08
are administered in accordance with the HEPP Plan Text and governing agreements. Benefits accrued up to and including December 31, 1996 are administered in accordance with previous plans. HEPP is governed by an independent, 12 member Board of Trustees representing both union and employer participants. The Trustees are responsible for the custody of the plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.
HEPP is a defined benefit pension plan. The lifetime pension calculation is based on an amount equal to 1.5% of a member’s highest average earnings up to the Canada Pension Plan Yearly Maximum Pensionable Earnings (YMPE) and 2.0% of a member’s highest average earnings over the YMPE, multiplied by a member’s years of contributory service. The highest average earnings are determined by averaging the best five years of annualized pensionable earnings in the past eleven years prior to termination, retirement or death.
Ad hoc cost of living adjustments (COLAs) to pension benefits are reviewed every year. COLAs were not granted for the year ended December 31, 2007.
D.	Education Pension Plans
(a)	Post-Secondary
(i)	University of Manitoba Pension Plan
The University of Manitoba administers the University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993), and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.
The University of Manitoba Pension Plan (1970) and University of Manitoba Pension Plan (1993) are both money purchase plans with a defined benefit minimum. The funding for the plans requires a matching contribution from the University and the employees. The surplus from the plans, and the matching contribution, is adequate to fund the plans and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act. The plans are not indexed.
The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.
(ii)	University of Winnipeg Pension Plan
The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians and do not form part of the Province’s Summary Financial Statements.
The University of Winnipeg Pension Plan (UWPP) was established as a contributory defined benefit pension plan at September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees.
Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

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(iii)	Brandon University Plan
The Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.
The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees. The surplus from the plan and the matching contribution is adequate to fund the plan and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act.
(b)	Public School Divisions
(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers
The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.
The pension calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.
Employee contributions equal 6.5% of pensionable salary and 7.8% of the earnings in excess of pensionable salary up to the YMPE, effective January 1, 2008. The percentages will change to 7.0% and 8.2% respectively, effective January 1, 2009. The Winnipeg School Division matches employee contributions and pays an additional 27.4% of employee contributions less the amount needed to finance the Disability Income Plan benefits (approximately 10%). As a result, employer contributions equal approximately 117.4% of employee contributions.
(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division
The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.
The pension calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last twelve years of service.
Employee contributions equal 5.7% of CPP earnings and 7.3% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.
(iii)	Retirement Plan for Employees of Frontier School Division
The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.
The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The best average earnings are based upon a member’s five years of highest earnings in the last ten years worked.

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Employee contributions equal 6.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.
E.	Other Plans
(i)	Members of the Legislative Assembly Plan
The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).
For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.
For those elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP while an active member of the Legislative Assembly, the Government’s contribution would be refundable.
(ii)	Legislative Assembly Pension Plan
The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective April 1, 2004 that provides pension benefits to eligible MLAs who elect to participate in the plan.
The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.
(iii)	Judges’ Supplemental Pension Plan
The supplemental pension benefit for judges was determined to be the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 5A.
The supplemental pension is generally based upon an accrual rate of 3% for each year of service as a judge up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings.
(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan
Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) applies to employees of the former Winnipeg Child and Family Services Agency who transferred to the Department of Family Services and Housing.
The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service.

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Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum.
F.	Government Business Enterprises
Manitoba Hydro-Electric Board, Manitoba Liquor Control Commission, Manitoba Public Insurance Corporation and Manitoba Lotteries Corporation are members of the CSSF. The pension assets and liabilities for these GBEs are disclosed in Schedule 3.
6.	CONTINGENCIES
A.	Contingent Liabilities
i)	Legal Actions
The Government has been named in various legal actions. No provision has been made at March 31, 2008 in the accounts where the final results are uncertain.
ii)	Northern Development Projects
The Government is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board (Hydro) related northern development projects. The outcome of these claims is not determinable at this time.
Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects. Comprehensive settlements have been reached with all communities except Cross Lake.
In recognition of all anticipated payments, Hydro has recorded a total liability of $127 million (2007 — $132 million). Reassessments of these liabilities will be made as settlements are achieved. There are other mitigation issues, the outcomes of which are not determinable at this time.
iii)	Canadian Blood Services
The majority of provincial and territorial governments of Canada, including Manitoba, are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. The March 31, 2007 audited financial statements of Canadian Blood Services indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operations of the blood system. The actuarially determined provisions for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2007 is $200 million (2006 — $198 million). The related assets as at March 31, 2007 total $251 million (2006 — $239 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.
Based upon the above, the Government’s share of the provision for future claims as at March 31, 2007 is offset with designated assets, which at that point exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2007. March 31, 2008 figures are not available for comparison. The Government is not aware of any proceedings that could lead to a claim against it given the existing arrangement in place.
iv)	Treaty Land Entitlement Obligations
To meet the Government’s obligation under treaty land entitlement agreements, approximately 414,015

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PUBLIC ACCOUNTS 2007/08
acres of provincial Crown lands have been transferred to the Federal Government for First Nations. The Government’s obligations under the Treaty Land Entitlement Framework Agreement require the setting aside of 1,088,176 acres of Crown lands. To date, 947,233 acres have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government under The Crown Land Act or any other statute.
v)	Disaster Financial Assistance
The Government pays for flood and other disaster-related expenses and subsequently recovers a certain amount of the expenses based on cost-shared agreements with the Federal Government. The amounts recoverable are uncertain at the date the summary financial statements were issued. A recovery provision of $39 million (2007- $65 million) has been set up based on past claims recovery experience.
vi)	Environmental Issues
The Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs cannot be made at this time.
B.	Loan Guarantees
The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed as to principal and interest until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)
	Limit	2008	2007
Canada Mortgage and Housing Corporation Mortgages	1	—	—
Manitoba Business Start Program	5	2	1
Manitoba Agricultural Services Corporation (Note 6B.a)	—	68	66
Manitoba Student Aid Program (Note 6B.b)	20	5	5
Manitoba Housing and Renewal Corporation (Note 6B.c)	—	6	5
Rural Entrepreneur Assistance Program (Note 6B.d)	16	7	4
Rural Municipality of Richot	1	1	1

		89	82
Manitoba Grow Bonds	—	5	5

Total guarantees outstanding		94	87

A provision for future losses on guarantees in the amount of $21 million (2007 — $20 million) has been recorded in the accounts. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. The provision represents the best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.
Manitoba HydroBonds Guarantees
The Government guarantees Manitoba HydroBonds. Outstanding bonds as at March 31, 2008 totalled $345 million (2007 — $670 million). The bonds carry fixed and variable coupon rates that range from 4.15% to 5.5%. Manitoba HydroBonds are redeemable at the option of the holder.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
Note 6B.a) Manitoba Agricultural Services Corporation
The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Guaranteed Operating Loan Program	Each participating lending institution is guaranteed 25% of the respective value of loans made under this program.

Manitoba Cattle Feeder Associations Loan Guarantees	Each association is guaranteed 25% of the loan to a maximum guarantee of $1 million.

Diversification Loan Guarantee Program	Each participating lender is guaranteed 25% of the loan made for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.

Enhanced Diversification Loan Guarantee Program	Eliminated lender pooling of guarantees and the maximum of $3 million for qualifying loans.
Note 6B.b) Manitoba Student Aid Program
The Government guarantees three types of student loans issued in the past thirteen years as follows:

Loan type	Nature of loan

Guaranteed loans	Issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed if the loan is deemed to be in default.

Limited risk loans	Issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

Non-risk loans	Issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.
Note 6B.c) Manitoba Housing and Renewal Corporation
The Government has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.
Note 6B.d) Rural Entrepreneur Assistance Program
The Government provides guarantees on new and expanding small or home business loans, with a five-year term.
7.	CONTRACTUAL OBLIGATIONS
The Government has entered into a number of contracts and agreements for the delivery of services and acquisition or construction of assets. The following represents the amounts required to satisfy the contractual obligations as at March 31:

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08

	($ millions)
	2008			2007
	Government
	Business
	Enterprises	* Others	Total	Total
Operating obligations:
Total rental of tangible capital assets	69	236	305	256
Approved loans, grants and maintenance of desktop equipment	—	69	69	87

	69	305	374	343

Capital obligations:
Tangible capital assets and infrastructure:
- long-term financing arrangements	204	232	436	479
- approved contracts in capital budget	—	88	88	76
- Red River Floodway expansion	—	332	332	324

	204	652	856	879

Approved mortgages	—	15	15	17

	204	667	871	896

Total	273	972	1,245	1,239

*	Government departments, Crowns and Special Funds
The Government has undertaken to expand the Red River Floodway. Through the Manitoba Floodway Authority, the Government is a party to a funding agreement with the Government of Canada for a $665 million expansion project and has agreed to provide $333 million towards the project.
The Manitoba Hydro-Electric Board (Hydro) made a commitment towards the construction of an office building in downtown Winnipeg. Construction on this building is underway.
Purchase of Winnipeg Hydro
Hydro purchased the net assets of Winnipeg Hydro from the City of Winnipeg in 2002. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million. The purchase consideration principally consisted of annual payments by Hydro to the City of Winnipeg of $25 million in years 2002 to 2006, $20 million per annum in years 2007 to 2010, and $16 million per annum in year 2011 and each year thereafter. The net assets and related financing obligations are reflected in Hydro’s financial statements.
8.	DEBT SERVICING
Debt servicing costs of $815 million (2007 — $745 million) are net of interest recoveries from GBEs of $476 million (2007 — $478 million) and include $118 million (2007 — $108 million) representing interest expense of Crown organizations. GBEs debt servicing costs of $452 million (2007 — $519 million) are reported in Schedule 3.
9.	ADJUSTMENTS TO ACCUMULATED DEFICIT
In the March 31, 2008 fiscal year, restatements to the March 31, 2007 accumulated deficit and net income for the year were made in compliance with our accounting policies or for the correction of errors.

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PUBLIC ACCOUNTS 2007/08
A.	Inclusion of Public School Divisions in the GRE
Adjustments were made to the opening accumulated deficit for the March 31, 2007 fiscal year to account for the inclusion of the Public School Divisions in the GRE in accordance with changes to public sector accounting standards. The inclusion has resulted in a $708 million decrease in the accumulated deficit and a $45 million increase in net income in 2007.
B.	Plan amendment to The Teachers’ Pensions Act
An adjustment was made to reflect a 2005 plan amendment to The Teachers’ Pensions Act resulting in a $31 million increase in the pension liability and a corresponding increase in the 2007 opening accumulated deficit.
C.	Correction on presentation of unearned revenue
An adjustment was made to correct the recognition of certain revenues treated as unearned revenue resulting in a $47 million reduction in unearned revenue and a corresponding decrease in the 2007 opening accumulated deficit as well as an increase of $11 million in net income in 2007.
D.	Adoption of accounting policy on Financial Instruments
Adjustments were made to the 2008 accumulated deficit to reflect a revaluation of Manitoba Public Insurance Corporation’s insurance liabilities as a result of the adoption of new accounting standards ($23 million increase). Consistent with the adoption of these accounting standards, this adjustment was not applied retroactively.
E.	Recognition of income tax credits
During the year, the Government corrected an accounting error related to an unrecognized liability for provincial income tax credits. This correction resulted in an increase in liabilities in the amount of $34 million and a corresponding increase in the 2007 opening accumulated deficit.
F.	Other
During the year, the Government corrected an accounting error related to the capitalization of certain tangible capital assets that should have been recorded as an expense when acquired. This error had resulted in an overstatement of tangible capital assets in the amount of $7 million and a corresponding understatement of expense in prior years ($7 million increase in the 2007 opening accumulated deficit). An adjustment was made to reflect a correction in opening equity upon the consolidation of the three Winnipeg based community hospitals with the Winnipeg Regional Health Authority ($7 million increase). An adjustment was made to correct the presentation of investments held for incurred but not reported insurance claims ($3 million increase). These investments had previously not been reflected in the summary financial statements, resulting in an understatement of portfolio investments and an overstatement of expense in prior years. An adjustment was made to reflect the capitalization of certain assets that were charged to expense resulting in an understatement of tangible capital assets and an overstatement of expense in prior years ($9 million decrease).
The net effect of these adjustments is a $7 million increase in the 2007 opening accumulated deficit and a reduction of $1 million in net income in 2007.
10.	AMOUNTS DUE TO THE GOVERNMENT OF CANADA
The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal accounting error for the period of 1997 to 1999 was a $91 million loan payable owing to the Government over a ten-year period commencing in 2004/05. As at March 31, 2008, this loan payable has been reduced to $55 million (2007 — $64 million).

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PUBLIC ACCOUNTS 2007/08
To offset negative adjustments to the 2004 Equalization payments, the Government of Canada provided to the Government a loan payable of $38 million repayable over a ten-year period commencing in April 2006. As at March 31, 2008 this loan payable had been reduced to $30 million (2007 — $34 million). Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Government of Canada provided to the Government a loan payable of $9 million repayable over a ten-year period commencing in April 2006. As at March 31, 2008 this loan payable had been reduced to $7 million (2007 — $8 million). These loans are non-interest bearing.
Through the Manitoba Opportunities Fund Ltd., the Government holds and invests deposits made through the Federal Department of Citizenship and Immigration, Canada’s Immigrant Investor Program. As at March 31, 2008, the Government has loans payable of $156 million (2007 — $97 million) to be repaid to the Government of Canada five years after receipt. The Government is charged an administrative fee for each loan.
11.	AMOUNTS HELD IN TRUST
Amounts held in trust are assets over which the Legislature has no power of appropriation. The amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2008, amounts held in trust were as follows:

	($ millions)
	2008	2007
Fiduciary Trusts	661	453
Custodial Trusts	186	108
Trust Funds for Administration	1	33

	848	594

Fiduciary Trusts
The Government holds certain interest bearing deposits as fiduciary trusts. These deposits are pooled with the Government’s investments in order to earn a market rate of interest.
Custodial Trusts
The Government held custodial trust funds in the form of bonds and other securities as well as title to tangible capital assets.
Trust Funds for Administration
The Federal Government, through agreements with the Government, has agreed to transfer public transit funds and Federal gas tax revenues for the purpose of making a transformative difference in the sustainability and future prosperity of cities and communities in Manitoba. The Government administers these funds on behalf of the Federal Government and in accordance with the agreements. These funds are held in trust for administration.
12.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS
Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.
The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

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Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.
Foreign exchange risk
Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.
To manage this risk, the Government uses derivative contracts including foreign exchange forward contracts as well as swaps to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and US dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $67 million (2007 — $73 million). This account is fixed with no sensitivity to future foreign exchange rates.
Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.
Manitoba Hydro-Electric Board (Hydro) has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments and thermal fuel purchases. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Hydro utilizes derivative foreign exchange forward contracts.
Interest rate risk
Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.
To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.
After taking into account derivatives used to manage interest rate risk, the structure of the debt as at March 31, 2008 was 90% at fixed rates and 10% at floating rates (2007 — 90% at fixed rates and 10% at floating rates). A one percent (100 basis points) movement in interest rates for an entire year would increase/decrease debt servicing costs by $11.0 million (2007 — $12.5 million).
Credit risk
Credit risk is the risk that a counterparty will default on its contractual obligations.
The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2008, the Government has a gross credit risk exposure of $142 million (2007 — $85 million) and a net liability of $654 million (2007 — $577 million) to counterparties.
Liquidity risk
Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.
To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of

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liquidity. This risk is also managed by distributing debt maturities over many years.
Derivative portfolio
The table below presents a maturity schedule of the Government’s derivatives, by type, outstanding at March 31, 2008, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.
Derivative Portfolio Notional Value
As at March 31, 2008

					Contract Notional
					Amount
	Maturity in Fiscal Year				($ millions)
		Next	Next	Over
		2 – 5	6 – 10	10
Derivatives	2009	Years	Years	Years	2008	2007
Interest rate swaps	829	6,129	7,685	8,025	22,668	20,662
Cross currency swaps *	806	1,476	1,969	2,379	6,630	7,187
Forward foreign exchange contracts	105	—	208	—	313	339

	1,740	7,605	9,862	10,404	29,611	28,188

*	Note: Includes any interest rate component of the cross currency swap.
13.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting, because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs:
A.	Accounts Receivable

Amounts receivable includes receivables from GBEs as reported in Schedule 1. Loans and advances to GBEs are reflected in Schedule 2.

B.	Borrowings

Borrowings include $406 million (2007 — $380 million) owed to Manitoba Public Insurance Corporation (MPIC) relating to the capital financing of school board and health care facilities, and $nil (2007 — $45 million) owed to Manitoba Liquor Control Commission. Borrowings also include debt in the amount of $321 million (2007 — $270 million) and $109 million (2007 — $83 million) owed to MPIC and Manitoba Hydro-Electric Board respectively, related to the financing of other government programs.

These borrowings are repayable over a term from 2009 to 2038 at varying interest rates ranging from 4.30% to 12.25%.

C.	Water Power Rentals

Water power rental fees charged to the Manitoba Hydro-Electric Board (Hydro), in the amount of $117 million (2007 — $106 million), are included in the Statement of Revenue and Expense under the Manitoba Collections category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Hydro’s hydroelectric generating stations.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
D.	Fees and Government Guarantees

The Manitoba Hydro-Electric Board (Hydro) remitted $73 million (2007 — $71 million) to the Government based on the Hydro debt that is guaranteed by the Government. The fees are included in the Statement of Revenue and Expense under the sinking funds and other earnings category.

E.	Driver Licensing Operations

The Government, by agreement, paid $21 million (2007 — $21 million) to Manitoba Public Insurance Corporation (MPIC) for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $22 million (2007 — $17 million) and motor vehicle registration fees totalling $103 million (2007 — $100 million).

The fees received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Under The Workplace Safety and Health Act of Manitoba, the Workers Compensation Board supports the administrative expenses incurred by the Government’s Department of Labour and Immigration for the Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2008 was $8 million (2007 — $7 million).

The Manitoba Lotteries Corporation provided $3 million in funding for the year ended March 31, 2008 (2007 — $3 million) to the Addictions Foundation of Manitoba for problem gambling services programs.

Manitoba Hydro-Electric Board paid Corporation Capital Tax of $41 million for the year ended March 31, 2008 (2007 — $39 million).

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.
14.	COMPARATIVE FIGURES

Certain of the 2007 financial statement figures have been reclassified to be consistent with the 2008 presentation.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 1
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE
As at March 31, 2008

	($ millions)
	2008	2007
TAXATION REVENUE:
Corporation capital tax	6	5
Corporation income tax	53	51
Gasoline tax	14	13
Levy for health and education	30	31
Individual income tax	144	133
Insurance corporations tax	16	15
Motive fuel tax	11	9
Oil and natural gas tax	1	1
Retail sales tax	135	126
Tax administration and miscellaneous taxes	9	8
Tobacco tax	17	15

	436	407

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Canada health and Canada social transfers	12	10
Municipal corporations	189	185
Government of Canada shared cost programs/agreements	182	151
Other	36	36

	419	382

INTEREST:
Province of Manitoba sinking fund	17	23
Other investments	8	11

	25	34

OTHER:
Health and social services	140	145
Manitoba Hydro-Electric Board	10	8
Manitoba Liquor Control Commission	41	25
Manitoba Lotteries Corporation	2	11
Manitoba Public Insurance Corporation	9	6
Sundry departmental revenue	74	69
Other	93	101

	369	365

	1,249	1,188
Less: Allowances	79	85

	1,170	1,103

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 2
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF LOANS AND ADVANCES
As at March 31, 2008

	($ millions)
	2008	2007
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	7,142	6,640
Manitoba Lotteries Corporation	180	197

	7,322	6,837
Less: Debt incurred for and repayable by the Manitoba-Hydro Electric Board and Manitoba Lotteries Corporation	7,322	6,837

	—	—

OTHER:
Loans and Mortgages — Note a	583	591
Hudson Bay Mining and Smelting Co. Ltd — Note b	7	12
Manitoba Potash Corporation — Note c	4	4
Manitoba student loans — Note d	35	33
Regional family services agencies — Note e	19	16
Rural economic development initiatives program — Note f	3	3
Other	1	1

	652	660
Less: Valuation allowance	87	86

NET LOANS AND ADVANCES	565	574

The Government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2028, bearing interest rates from 4.875% to 12.25%

Note a

Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2033, bearing interest rates ranging from 2.25% to 14.5%.	318	330
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2035, bearing interest rates ranging from 0.0% to 14.25%.	153	159
Business development assistance loans, due in varying annual amounts to the year 2022, bearing interest rates ranging from nil to 9.0%.	86	76
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2018, bearing interest rates ranging from 4.125% to 5.5%.	26	26

	583	591

Note b -	environmental improvement loan, due in varying amounts to the year 2009, bearing no interest and guaranteed with an irrevocable letter of credit.

Note c -	advances, repayable on the Corporation generating revenue or the sale of the Province’s interest, bearing interest at prime less .75%.

Note d -	student loans, payment and interest free until 6 to 12 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 2.5%.

Note e -	advances to provide family services agencies with interim funding to meet daily operating expenses related to providing services, to be repaid when no longer required, bearing no interest.

Note f -	Community Works Program loans, repayable at the end of the 5 to 10 year term, bearing no interest.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 3
GOVERNMENT BUSINESS ENTERPRISES
SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION
For the Year Ended March 31, 2008
($ millions)

				RESOURCE	TOTAL	TOTAL
	UTILITY	INSURANCE	FINANCE	DEVELOPMENT	2008	2007
CHANGES IN EQUITY
Results from Operations
Revenues from operations	2,250	1,317	1,318	1	4,886	4,611

Expenses: From operations	1,464	1,232	791	1	3,488	3,465
Debt servicing	440	—	12	—	452	519

Total expenses	1,904	1,232	803	1	3,940	3,984

Net income	346	85	515	—	946	627
Transfers to the Government	—	—	(516)	—	(516)	(490)

	346	85	(1)	—	430	137
Other Comprehensive Income	374	(16)	—	—	358	56

Adjustments to Opening Equity	720	69	(1)	—	788	193
Adoption of Financial Instruments accounting standards, Note 9	—	(23)	—	—	(23)	—

Net increase in equity in government business enterprises	720	46	(1)	—	765	193

FINANCIAL POSITION
Assets:
Cash and temporary investments	133	134	40	—	307	102
Amounts receivable	475	292	40	1	808	756
Portfolio investments — Due from Government organizations	109	727	45	—	881	785
Due from others	591	2,349	—	—	2,940	2,817
Capital assets	8,612	44	196	—	8,852	8,320
Pension assets	781	—	—	—	781	800
Other assets	766	142	46	—	954	831

Total assets	11,467	3,688	367	1	15,523	14,411

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	1,056	623	125	—	1,804	2,009
Long-term debt: Owing to the Government organizations	7,141	—	181	1	7,323	6,838
Owing to others	429	—	—	—	429	588
Provision for future benefits: Pension obligations	714	156	52	—	922	849
Future cost of existing claims	—	2,344	3	—	2,347	2,194

Total liabilities	9,340	3,123	361	1	12,825	12,478

Equity in government business enterprises	2,127	565	6	—	2,698	1,933

For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 4
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF OTHER LONG-TERM INVESTMENTS
As at March 31, 2008

	($ millions)
	2008	2007
OTHER INVESTMENTS, AT COST

Common shares - Manitoba Potash Corporation - 490,000 shares	5	5
Preferred shares - 3863620 Canada Limited - 11,000,000 shares	11	11
Special shares - Crocus Investment Fund - 2,000,000 shares	2	2
Debentures - Leaf Rapids Town Properties Ltd	2	2
Preferred shares - Rancher’s Choice - 1 share	5	5
Other - Limited partnership investments	17	14

	42	39

Less: Valuation allowance	35	32

	7	7

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 5
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF BORROWINGS
As at March 31, 2008

($ millions)

Fiscal			Canada		Promissory Notes
Year			Pension	Loans and	and
of	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
Maturity	Cdn	US	Cdn	Cdn	Cdn	2008	2007
2008	—	—	—	—	—	—	1,941
2009	1,909	253	106	—	850	3,118	2,319
2010	967	408	115	—	—	1,490	1,376
2011	1,106	463	103	—	—	1,672	1,300
2012	1,236	—	104	—	—	1,340	1,340
2013	208	—	154	—	—	362	246

2008-2013	5,426	1,124	582	—	850	7,982	8,522

2014-2018	5,096	862		—	—	5,958	5,527
2019-2028	2,542	720	15	250	—	3,527	3,090
2029-2047	4,066	—	—	—	—	4,066	2,913
2009-2016 Government of Canada (Note 10)	—	—	—	248	—	248	203
2009-2028 Government Business Enterprises (Note 13B)	416	—	—	—	—	416	431
2009-2043 Crown Organizations	—	—	—	258	—	258	232

2014-2047	12,120	1,582	15	756	—	14,473	12,396

Total borrowings	17,546	2,706	597	756	850	22,455	20,918

Reduced by:
Debt incurred for and repayable by The Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation						(7,322)	(6,837)
Unamortized debt issue costs						(1)	(4)
Unamortized Foreign Currency Fluctuation						(67)	(73)
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(1,628)	(1,626)

						13,437	12,378

	March 31/08	March 31/07
	Cdn $ Valuation	Cdn $ Valuation
	(See Notes)	(See Notes)
Borrowings payable in:
Canadian dollars	16,565	14,632
Foreign issues hedged to Canadian dollars	3,184	3,482
U.S. dollars	2,162	2,194
Foreign issues hedged to U.S. dollars	544	610

Total borrowings	22,455	20,918

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.

Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note c:	Interest rates on these borrowings fall into one of three categories:

i)	Fixed with rates ranging from 3.25% to 11.33%.

ii)	Floating Canadian — Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 4.10% and the highest set at 7.64% as at March 31, 2008.

iii)	Floating U.S. — U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established quarterly, with the lowest rate currently set at 5.29% and the highest set at 5.48% as at March 31, 2008.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 6
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,
ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE
As at March 31, 2008

	($ millions)
	2008	2007
Accounts payable	914	953

Accrued charges:
Interest accrued on borrowings and trust funds	276	255
Canadian Agricultural Income Stabilization	84	82
Compensation for Victims of Crime	21	20
Disaster assistance	3	6
Flood claims	16	18
Hepatitis C assistance	5	5
Infrastructure works program	15	14
Land acquisition claims	2	2
Long term disability income plan	25	22
Manfor Ltd. divestiture	1	1
Environmental liabilities	158	165
Salaries and benefits	362	313
Severance pay	289	291
Tripartite Land Assembly Program	3	3
Workers Compensation Board claims	15	13
Other	178	166

	1,453	1,376

Provision for future losses on guarantees (Note 6)	21	20

Unearned Revenue
Deferred contributions related to future expense	7	7
Government of Canada — Advances re: shared-cost programs not yet claimed	88	93
Research and Special Funds	119	102
Prepaid settlement of interest	72	75
Tuition and education fees	32	38
Vehicle registration	45	44
Other	32	25

	395	384

	2,783	2,733

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 7
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF PENSION LIABILITY
As at March 31, 2008

			Post-	Public	Healthcare
	Civil		Secondary	School	Employees		($ millions)
	Service	Teachers’	Education	Division	Pension	Other	Total	Total
	Plan	Plan	Plans	Plans	Plan	Plans	2008	2007
			(Note A)	(Note A)		(Note A)
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year as previously reported	3,765	4,761	1,094	303	3,064	88	13,075	12,205
Restatement (Note 9)	—	31	—	—	—	—	31	31

Obligation at beginning of year as restated	3,765	4,792	1,094	303	3,064	88	13,106	12,236
Current service costs	143	143	40	14	198	9	547	558
Interest cost on benefit obligation	249	304	102	19	201	5	880	791
Change in actuarial (gains) losses and reserves	(8)	86	8	—	32	—	118	149
Plan amendment (Note B)	—	58	—	—	—	—	58	—
Benefits paid	(174)	(260)	(89)	(14)	(134)	(8)	(679)	(628)

Obligation at end of year	3,975	5,123	1,155	322	3,361	94	14,030	13,106

PLAN ASSETS
Plan assets at beginning of year	2,140	2,746	1,274	327	3,395	32	9,914	8,840
Return on plan assets	81	134	27	27	135	1	405	1,147
Employer contributions	85	130	21	7	93	6	342	318
Employee contributions	59	66	17	6	92	4	244	236
Benefits paid	(174)	(260)	(90)	(14)	(134)	(8)	(680)	(627)

Plan assets at end of year	2,191	2,816	1,249	353	3,581	35	10,225	9,914

PENSION LIABILITY
Plan deficit (surplus)	1,784	2,307	(94)	(31)	(220)	59	3,805	3,192
Unamortized actuarial (gains) losses	77	(150)	22	1	33	2	(15)	173
Surplus adjustments (Note C)	38	333	72	30	187	1	661	825

Pension Liability	1,899	2,490	—	—	—	62	4,451	4,190

PENSION EXPENSE
Defined benefit pension plan expense
Current service cost	62	66	40	14	198	9	389	361
Interest cost on benefit obligation	126	159	102	19	201	5	612	540
Actuarial (gains) losses	—	—	8	—	32	—	40	68
Return on plan assets	—	—	(27)	(27)	(135)	(1)	(190)	(535)
Employee contributions	—	—	(17)	(6)	(92)	—	(115)	(106)
Amortization of actuarial (gains) losses	(5)	9	1	—	—	(1)	4	31
Plan amendment (Note B)	—	58	—	—	—	—	58	—
Change in surplus adjustments	—	—	(86)	7	(111)	—	(190)	152

Defined benefit pension plan expense	183	292	21	7	93	12	608	511

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:	As a result of the plan amendment the methodology of crediting investment income to the Pension Adjustment Account (PAA) was changed. This change is expected to increase the investment income credited to the PAA and the post-retirement indexing.

Note C:	The Government does not recognize pension plan surpluses because of its inability to access these funds; therefore, adjustments are made to reduce these surplus amounts to $nil. These pension surpluses represent the excess of the plan assets funded by employees over the employees’ share of the accrued benefit obligation.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 7
(cont’d)
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF PENSION LIABILITY
As at March 31, 2008

			Post-	Public	Healthcare
	Civil		Secondary	School	Employees		($ millions)
	Service	Teachers’	Education	Division	Pension	Other	Total	Total
	Plan	Plan	Plans	Plans	Plan	Plans	2008	2007
MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	29,700	20,900	6,300	3,600	46,500	347	107,347	106,248
Number of pensioners	14,600	11,100	1,500	1,300	11,400	311	40,211	38,304

Total number of plan members	44,300	32,000	7,800	4,900	57,900	658	147,558	144,552

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.50%	6.25%/6.50%	5.75 - 6.50%	6.0 - 6.5%	6.50%	5.00 & 6.00%
Expected long-term rate of return	6.50%	6.25%/6.50%	5.75 - 6.50%	6.0 - 6.5%	6.50%	5.00 & 6.00%
Inflation	2.50%	2.50%	2.00 - 2.50%	2.0 - 3.0%	3.00%	2.00 & 2.75%
Real rate of return	4.00%	3.75%/4.00%	3.25 - 4.00%	3.5 - 4.0%	3.50%	3.25 & 4.00%
Rate of salary increase	3.25%	3.00%	4.00 - 4.50%	4.0 - 4.5%	4.50%	3.00 & 3.50%
Latest valuation	Dec 2004	Jan 2006	(Note D )	(Note D )	Dec 2007	(Note D )

AMORTIZATION PERIOD (Note E)
Actuarial gains or losses for:
Accrued Benefit Obligation	15 years	12.5 years	—	—	8 - 10 years	8 - 10 years
Plan assets	5 years	5 years	5 years	4 - 5 years	—	—

Note D:	Latest actuarial valuation report dates are as follows:
	- University of Manitoba Pension Plans	Dec 2006
	- University of Winnipeg Pension Plan	Dec 2007
	- Brandon University Retirement Plan	Dec 2006
	- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec 2006
	- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec 2005
	- Retirement Plan for Employees of Frontier School Division	Dec 2005
	- Members of Legislative Assembly Pension Plan	Mar 2007
	- Legislative Assembly Pension Plan	Mar 2007
	- Judges’ Supplemental Pension Plan	Mar 2003
	- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec 2006

Note E:	Actuarial gains and losses for accrued benefit obligation are amortized over expected average remaining service life, while those for plan assets are amortized over a moving average period of four or five years.

Note F:	The Government has set aside pension assets, totaling $2,242 at March 31, 2008 (2007 - $699 million), for the future retirement of its pension liability as disclosed in Note 3A. As at March 31, 2008, these pension assets represent 50% (2007 - 17%) of the pension liability.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 8
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS
For the Year Ended March 31, 2008
($ millions)

	General Capital Assets					Infrastructure				Totals
		Buildings		Computer				Dams and
		and	Vehicles	Hardware	Assets	Land and		Water	Assets
		Leasehold	and	and	Under	Land		Management	Under
	Land	Improvements	Equipment	Software	Construction	Improvements	Transportation	Structures	Construction	2008	2007
Cost
Opening cost, as previously reported	156	4,697	1,675	528	323	246	2,032	86	240	9,983	7,741

Inclusion of school divisions into the Government Reporting Entity	—	—	—	—	—	—	—	—	—	—	1,506
Restatements	—	—	—	—	—	—	—	—	—	—	24
Reclassifications	(2)	(13)	(18)	(11)	38	—	—	—	—	(6)	—

Opening cost restated	154	4,684	1,657	517	361	246	2,032	86	240	9,977	9,271
Add:
Additions during the year	38	264	175	44	95	4	199	1	202	1,022	771
Less:
Disposals and write downs	(1)	(7)	(51)	(47)	(8)	—	—	—	—	(114)	(59)
Settlements and reclassifications	—	11	9	6	(18)	1	7	1	(17)	—	—

Closing cost	191	4,952	1,790	520	430	251	2,238	88	425	10,885	9,983

Accumulated amortization
Opening, as previously reported	—	2,154	1,134	292	—	40	1,010	54	—	4,684	3,571
Inclusion of school divisions into the Government Reporting Entity											810
Restatements	—	—	—	—	—	—	—	—	—	—	14
Reclassifications	—	1	(2)	(5)	—	—	—	—	—	(6)	—

Opening accumulated amortization restated	—	2,155	1,132	287	—	40	1,010	54	—	4,678	4,395
Add:
Amortization	—	117	116	47	—	3	73	2	—	358	342
Less:
Accumulated amortization on disposals, write downs	—	(2)	(37)	(35)	—	—	—	—	—	(74)	(53)

Closing accumulated amortization	—	2,270	1,211	299	—	43	1,083	56	—	4,962	4,684

Net Book Value of Tangible Capital Assets	191	2,682	579	221	430	208	1,155	32	425	5,923	5,299

During the year the Province capitalized $6 million of interest relating to assets under construction (2007 — $2 million).

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 9
FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES
COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH AND HEALTHY LIVING
Manitoba Health
Addictions Foundation of Manitoba
CancerCare Manitoba
Diagnostic Services of Manitoba Inc.
Manitoba Health Research Council
Manitoba Health Services Insurance Plan
Manitoba Hospital Capital Financing Authority
Regional Health Authorities (including controlled organizations)
Assiniboine Regional Health Authority Inc.
Brandon Regional Health Authority Inc.
Burntwood Regional Health Authority Inc.
Churchill RHA Inc.
Interlake Regional Health Authority
NOR-MAN Regional Health Authority Inc.
North Eastman Health Association Inc.
Parkland Regional Health Authority Inc.
Regional Health Authority — Central Manitoba Inc.
South Eastman Health/Santé Sud-Est Inc.
Winnipeg Regional Health Authority
Rehabilitation Centre for Children Inc.

EDUCATION
Manitoba Advanced Education and Literacy
Manitoba Education, Citizenship and Youth
Assiniboine Community College
Brandon University
Collège universitaire de Saint-Boniface
Council on Post-Secondary Education
Red River College
University College of The North
University of Manitoba
University of Winnipeg
Manitoba Text Book Bureau
Public School Divisions
Public Schools Finance Board

FAMILY SERVICES AND HOUSING
Manitoba Family Services and Housing
Child and Family Services of Central Manitoba
Child and Family Services of Western Manitoba
First Nations of Northern Manitoba Child & Family Services Authority
First Nations of Southern Manitoba Child & Family Services Authority

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 9
(cont’d)

FAMILY SERVICES AND HOUSING, cont’d
General Child and Family Services Authority
Manitoba Housing and Renewal Corporation
Métis Child and Family Services Authority

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT
Manitoba Aboriginal and Northern Affairs
Manitoba Agriculture, Food and Rural Initiatives
Manitoba Competiveness, Training and Trade
Manitoba Conservation
Manitoba Infrastructure and Transportation
Manitoba Intergovernmental Affairs
Manitoba Science, Technology, Energy and Mines
Abandonment Reserve Fund
Communities Economic Development Fund
Cooperative Loans and Loans Guarantee Board
Cooperative Promotion Board
Crown Lands and Property Agency
Economic Innovation and Technology Council
Farm Machinery and Equipment Act Fund
Fleet Vehicles Agency
Food Development Centre
Green Manitoba Eco Solutions
Horse Racing Commission
Industrial Technology Centre
Manitoba Agricultural Services Corporation
Manitoba Development Corporation
Manitoba Education, Research and Learning Information Networks (Merlin)
Manitoba Floodway Authority
Manitoba Habitat Heritage Corporation
Manitoba Opportunities Fund Ltd.
Manitoba Trade and Investment Corporation
Manitoba Trucking Productivity Improvement Fund
Manitoba Water Services Board
Materials Distribution Agency
Mining Community Reserve
Mining Rehabilitation Reserve
Pineland Forest Nursery
Quarry Rehabilitation Reserve
Tire Stewardship Board
Veterinary Science Scholarship Fund

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 9
(cont’d)

JUSTICE AND OTHER EXPENDITURES
Legislative Assembly
Executive Council
Civil Service Commission
Manitoba Culture, Heritage, Tourism and Sport
Manitoba Finance
Healthy Child Manitoba
Manitoba Justice
Manitoba Labour and Immigration
Manitoba Seniors and Healthy Living Secretariat
Board of Administration under the Embalmers and Funeral Directors Act
Centre culturel franco-manitobain
Civil Legal Services
Companies Office
Crown Corporations Council
Helen Betty Osborne Foundation
Insurance Council of Manitoba
Land Titles Assurance Fund
Legal Aid Manitoba
Manitoba Arts Council
Manitoba Boxing Commission
Manitoba Centennial Centre Corporation
Manitoba Community Services Council Inc.
Manitoba Film and Sound Recording Development Corporation
Manitoba Gaming Control Commission
Manitoba Law Reform Commission
Manitoba Securities Commission
Office of the Fire Commissioner
Organization and Staff Development
Special Operating Agencies Financing Authority
Sport Manitoba Inc.
The Property Registry
The Public Trustee
Travel Manitoba
Venture Manitoba Tours Ltd.
Victims Assistance Fund
Vital Statistics Agency

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)
Utility:
Manitoba Hydro-Electric Board
Insurance:
Manitoba Public Insurance Corporation
Workers Compensation Board
Finance:
Manitoba Liquor Control Commission
Manitoba Lotteries Corporation
Manitoba Product Stewardship Corporation
Resource Development:
Leaf Rapids Town Properties Ltd.
Manitoba Hazardous Waste Management Corporation

SPECIAL ACCOUNTS, not attached to Sector or Department
Pension Assets Fund
Debt Retirement Fund
Fiscal Stabilization Fund

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 10
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR
For the Year Ended March 31, 2008

							Community, Economic
	Health and				Family Services		and Resource
	Healthy Living		Education		and Housing		Development
	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	—	—	—	—	—	—
Other taxes	—	—	646	643	—	—	—	—
Fees and other revenue	429	507	496	461	107	97	481	398
Federal transfers	823	778	120	110	60	67	227	190
Contributions from entities within the Government Reporting Entity	23	22	47	47	—	2	4	—
Sinking funds and other earnings	4	5	33	16	15	16	13	34

Total Revenue	1,279	1,312	1,342	1,277	182	182	725	622

EXPENSE
Personnel services	2,339	2,209	2,174	2,018	183	158	367	346
Grants/Transfer payments	685	444	164	188	170	168	475	431
Transportation	41	32	15	14	4	4	49	46
Communication	22	18	19	17	3	3	14	17
Supplies and services	682	567	448	398	126	117	278	238
Social assistance related	—	—	5	5	711	668	60	56
Other operating	383	697	213	196	15	37	309	215
Debt servicing	75	77	104	57	51	41	124	116
Minor capital	24	8	41	36	10	2	16	15
Amortization	118	113	107	107	13	7	120	115

Total Expenses	4,369	4,165	3,290	3,036	1,286	1,205	1,812	1,595

SURPLUS (DEFICIT) FOR THE YEAR	(3,090)	(2,853)	(1,948)	(1,759)	(1,104)	(1,023)	(1,087)	(973)

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 10, cont’d
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR
For the Year Ended March 31, 2008

	Justice and		General Government		Adjustments
	Other Expenditures		(Note a)		(Note b)		Total
	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	2,652	2,441	—	—	2,652	2,441
Other taxes	—	—	2,642	2,486	—	—	3,288	3,129
Fees and other revenue	136	133	13	2	(43)	(105)	1,619	1,493
Federal transfers	43	41	2,324	2,134	—	—	3,597	3,320
Contributions from entities within the Government Reporting Entity	—	—	968	647	(96)	(91)	946	627
Sinking funds and other earnings	216	222	32	91	22	(9)	335	375

Total Revenue	395	396	8,631	7,801	(117)	(205)	12,437	11,385

EXPENSE
Personnel services	634	581	(78)	(126)	2	(21)	5,621	5,165
Grants/Transfer payments	369	325	(286)	(232)	(150)	(233)	1,427	1,091
Transportation	23	26	(2)	(2)	1	4	131	124
Communication	17	16	(3)	(2)	2	1	74	70
Supplies and services	166	149	(107)	(107)	35	(6)	1,628	1,356
Social assistance related	20	15	—	—	—	—	796	744
Other operating	58	53	(56)	(50)	(2)	42	920	1,190
Debt servicing	469	467	(3)	(11)	(5)	(2)	815	745
Minor capital	4	3	(4)	(1)	—	10	91	73
Amortization	9	8	(9)	(8)	—	—	358	342

Total Expenses	1,769	1,643	(548)	(539)	(117)	(205)	11,861	10,900

SURPLUS (DEFICIT) FOR THE YEAR	(1,374)	(1,247)	9,179	8,340	—	—	576	485

Note a:	The general government category includes revenue from sources that cannot be attributed to a particular sector. Expenses in this category represent recoveries between sectors that cannot be attributed to any particular sectors.

Note b:	Consolidation adjustments necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2007/08
SCHEDULE 11
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED DETAILS AND RECONCILIATION
TO CORE GOVERNMENT RESULTS
For the Year ended March 31, 2008

	2008			2007
	($ millions)			($ millions)
	Core	Consolidation	Summary	Core	Consolidation	Summary
	Government	Impacts	2008	Government	Impacts	2007
	(Note)
REVENUE
Income taxes	2,652	—	2,652	2,441	—	2,441
Other taxes	2,642	646	3,288	2,486	643	3,129
Fees and other revenue	438	1,181	1,619	409	1,084	1,493
Federal transfers	3,383	214	3,597	3,122	198	3,320
Net income from government business enterprises (Schedule 3)	516	430	946	490	137	627
Sinking funds and other earnings	—	335	335	—	375	375

TOTAL REVENUE	9,631	2,806	12,437	8,948	2,437	11,385

EXPENSES
Health and Healthy Living	3,932	292	4,224	3,673	283	3,956
Education	1,882	1,336	3,218	1,774	1,174	2,948
Family Services and Housing	1,135	89	1,224	1,052	90	1,142
Community, Economic and Resource Development	1,384	22	1,406	1,301	(21)	1,280
Justice and Other Government	808	166	974	667	162	829
Debt Servicing (Note 8)	252	563	815	261	484	745

TOTAL EXPENSES	9,393	2,468	11,861	8,728	2,172	10,900

Net Result for the Year	238	338	576	220	265	485
Transfers to Debt Retirement Fund	(110)	110	—	(110)	110	—
Transfers to Fiscal Stabilization Fund	(128)	128	—	(110)	110	—

NET INCOME FOR THE YEAR	—	576	576	—	485	485

Note:	Core Government results are based upon specified accounting policies which vary from Canadian generally accepted accounting principles, in that the results for the year do not reflect the expense related to the increase in the overall pension liability, do not consolidate the operations of all Crown organizations, include results of finance category government business enterprises only and account for capital financing to health care facilities as a deferred charge.